Exhibit 5.2

北京大成律师事务所 北京市朝阳区朝阳门南大街10号 兆泰国际中心B座16-21层 邮编：100020	16-21F, Tower B ZT International Center No.10, Chaoyangmen Nandajie Chaoyang District 100020, Beijing, China dentons.cn

Legal Opinion

To: Zenta Group Company Limited

21 September 2026

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, and for the purpose of this legal opinion (this “Opinion”) only, the PRC and/or China does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue opinions on the laws and regulations of PRC effective as of the date hereof.

We are the legal advisers to Zenta Group Company Limited (the “Company”) with respect to PRC law matters relating to the proposed offering and sale (the “Offering”) of the Company as set forth in the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company, and such other documents, corporate records, certificates issued by Governmental Agencies (as defined below) and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion (collectively, the “Documents”).

For the purpose of rendering this Opinion, where important facts were not independently established to us or where important files were not sufficiently provided to us, we have relied upon certificates issued by Governmental Agencies and documents, materials, statements and representations made to us by representatives of the Company. We have assumed that no information which is relevant to the issue of the Offering and this Opinion has been withheld from us by the Company, and that all covenants, representations and warranties in the commitment letter or other similar documents provided by the Company, their senior management are and remain accurate and true in all respects. We have assumed that the laws of any country other than the PRC which may be applicable to the issue of the Offering have been complied with.

lf any evidence comes to light that would indicate any of the documents or materials referred to above is incomplete, inaccurate or defective, or if any of the assumptions upon which this Opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts.

1	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this Opinion. This Opinion only relates to the laws of the PRC which are in force as of the date of this Opinion. In giving this Opinion we have relied (without further verification) upon the completeness and accuracy of the Documents. We have also relied upon the following assumptions, which we have not independently verified:

1.1	the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

1.2	the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents and the factual statements contained therein is and will remain to be non-misleading;

1.3	the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

1.4	the information provided to us by the Company, as defined below, in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

1.5	that all governmental authorizations, and other official statement or documentation are obtained by lawful means in due course;

1.6	that each of the parties is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

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1.7	that all parties have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties;

1.8	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws;

1.9	that all conditions to the valid adoption of Memorandum and Articles of Association and all conditions precedent contained in the transaction documents have been satisfied or duly waived and there has been no breach of the terms of the transaction documents at the date this Opinion;

1.10	that there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the transaction documents;

1.11	that the Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state; and

1.12	that none of the parties to the transaction documents (other than the Company) is a company incorporated, or a partnership or foreign company registered, under applicable Cayman Islands law and all the activities of such parties in relation to the transaction documents and any transactions entered into thereunder have not been and will not be carried on through a place of business in the Cayman Islands.

2	Definitions

The following terms as used in this Opinion are defined as follows:

2.1	“CAC” means the Cyberspace Administration of China;

2.2	“CSRC” means the China Securities Regulatory Commission;

2.3	“Governmental Agencies” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

2.4	“Macwise Jiangxi” means the Macwise (Jiangxi) Technology Limited, Company’s subsidiary in Jiangxi, China.

2.5	“Measures” means the Measures for Cybersecurity Review promulgated jointly by the Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration on December 28, 2021, which became effective on February 15, 2022;

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2.6	“The Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by CSRC on February 17, 2023, which became effective on March 31, 2023;

2.7	“PRC Laws” means any and all officially published and publicly available laws, regulations, rules, and regulatory, administrative or other governmental measures, notices or circulars, and Supreme Court judicial interpretation of the PRC currently in force and publicly available in the PRC as of the date hereof.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	Pursuant to the Measures, if any of the following circumstances exists, the operators shall apply with the CAC for cybersecurity review: if a “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. As of the date hereof, we are not aware of the Company has any of the aforesaid circumstances and the Company is not required by the CAC to go through cybersecurity review before listing in the U.S., because (i) all operations of the Company are conducted in the Macau Special Administrative Region; (ii) as of the date hereof, the Company and its operating subsidiaries are organized and operating in Macau, Macwise Jiangxi is incorporated in China but has not commenced any business operations, and has no current plans to conduct business operations; (iii) as of the date of this Opinion, the Company and its operating subsidiaries have collected and stored personal information of less than one million users; (iv) as of the date hereof, the Company and its subsidiaries have not been informed by any Governmental Agencies of any requirement that the Company must file for a cybersecurity review; (v) the Company and its subsidiaries have not been recognized as “operators of critical information infrastructure” by any Governmental Agencies; and (vi) the Company and its subsidiaries have not been involved in any investigations on cybersecurity or data security initiated by related Governmental Agencies, nor has the Company received any inquiry, notice, warning, or sanction in such respect. Based on our understanding of the PRC laws that are currently in effect, the Company and its subsidiaries are not currently subject to the cybersecurity review by the CAC as provided under the Measures. However, there remains uncertainty as to how the Measures will be interpreted or implemented and whether the Governmental Agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation rules and interpretation related to the Measures and there is no assurance that Governmental Agencies, including the CAC would take the same view as we do.

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3.2	On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and supporting guidelines. According to the CSRC Filing Rules, (1) domestic enterprises that conduct overseas offering and listing both directly and indirectly, shall file with the CSRC and report relevant information; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be deemed as an indirect overseas offering and listing by a domestic enterprise: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (ii) its major operational activities are caried out in the PRC or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offering and listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted.

Considering that (i) as of the date hereof, in connection with this Offering, the Company is a holding company incorporated in the Cayman Islands with its subsidiaries based solely in Macau, except for Macwise Jiangxi. Macwise Jiangxi is incorporated in China but has not commenced any business operations, and has no current plans to conduct business operations; (ii) the Company does not have any operating subsidiary or VIE arrangement in the PRC; (iii) the Company is headquartered in Macau with their chief executive officer, chief financial officer and all members of the board of directors based in Macau who are not China citizens; (iv) all revenues and profits of the Company are generated by their subsidiaries in Macau; and (v) the Company and its operating subsidiaries do not have any material operation in the PRC, the Company and its operating subsidiaries are not required to submit applications for the approval of the CSRC or other equivalent PRC government authorities. However, as the Trial Measures was newly published, and due to the lack of further clarifications or detailed rules and regulations, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the Governmental Agencies may adopt new laws, regulations, rules, or detailed implementation rules and interpretation and there is no assurance that PRC Governmental Agencies, including the CSRC, would take the same view as we do.

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4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	This Opinion is rendered only with respect to the PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws and regulations of any other jurisdiction. This Opinion relates only to the PRC Laws in effect on the date hereof and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or the longer term with or without retroactive effect. This Opinion is subject to the discretion of any competent Governmental Agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC Laws. We make no prediction as to any revision, adjustment or new interpretation of PRC Law or related government policy, nor is this Opinion intended to contain any advice or suggestion in respect of any such prediction. There is no guarantee that any PRC Law, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

4.2	Our understanding and judgment of the facts underlying this Opinion are based solely on the documents, materials, statements and representations provided to us by the Company. We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents. We have not investigated whether or not the statements, certificates, approvals, answers, replies and other documents issued by, among others, government authorities and the Company have gone through all necessary review, investigation, discussion and examination/approval procedures as required by law or internal policy and we will not, therefore, be liable for any untruthfulness, inaccuracy, incompleteness or lack of integrity in respect of the content of any such document.

4.3	This Opinion addresses specific legal matters relating to the Company (limited to the issues covered herein) in respect of PRC Law. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws which are not PRC Law or any other issues not covered herein. In this Opinion, any references to or descriptions of financial documents, audits, appraisals or legal issues under foreign laws, if any, are all cited from reports by professional institutions or written documents provided to us by the Company and any such citation shall not constitute our acknowledgment of, legal opinions regarding or comments relating to such issues, whether express or implied.

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4.4	This Opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and (ii) any judicial or administrative actions or any laws affecting creditors’ rights generally. This Opinion is subject to the effects of (i) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of materiality, public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defences, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from the jurisdiction of any court or legal proceedings; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

4.5	This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph shall be looked at as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be used, circulated, quoted or otherwise referred to for any other purpose by any person nor shall a copy be given to any person (apart from the addressee) without our express prior written consent.

We hereby consent to the use of the Opinion in, and the filing hereof as an exhibit to the Registration Statement and further consent to the reference of our name under the cover page and the sections of Registration Statement entitled “Prospectus Summary”, “Risk Factors”, and “Legal Matters” included in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Dacheng Law Offices

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